UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 1, 2005

Aetna Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-16095 (Commission File Number)	23-2229683 (I.R.S. Employer Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
SIGNATURES

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

In March 2005, the Company received notification from the New York State Insurance Department as to its status with respect to participation in the New York State Market Stabilization Pool under New York Regulation 146 for the years 1999 through 2004. As further discussed below, the notification provides both that the Company must make certain payments to the pool and that the Company will receive certain payments from the pool. The notification provides that the Company will be required to make a payment of approximately $35 million to the pool. This is less than the Company’s recorded reserves of approximately $89 million, and will result in the release of approximately $54 million of reserves during the first quarter of 2005. Also, the notification provides that the Company will receive approximately $58 million from the pool, subject to certain contingencies.

As background, this regulation requires all carriers with small group and/or individual business in New York to participate in a market stabilization pooling mechanism under which carriers that experience higher than average cost factors in providing services to members with specified medical conditions receive payments from the pool, and carriers that experience lower than average cost factors make payments to the pool.

Since 1999 and through 2004, the Company has made provision for its estimate of liabilities incurred in this pool based on discussions with the New York State Insurance Department and historical experience, in the absence of any pool data regarding relative average cost factors of the carriers doing business in New York State.

The notification indicated that the New York State Insurance Department has analyzed data submissions from carriers during the period 1999 through 2004 and has assessed the Company a total of approximately $35 million for this period based on its average cost factors compared with other carriers for certain years and in certain markets. The notification requires the Company to pay this assessment prior to April 30, 2005. The Company has recorded reserves of approximately $89 million as of December 31, 2004 related to this pool and accordingly will reduce this amount by approximately $54 million pre-tax in the first quarter of 2005.

In addition, the notification stated that the Company is to be a receiver of approximately $58 million from the pool based on its average cost factors compared to other carriers for certain years and in certain markets. This payment will be received by the Company within 90 days after April 30, 2005. Since the Company’s ability to collect the $58 million will be contingent upon sufficient funds being paid into the pool as of April 30, 2005 by other carriers, the Company will record this gain contingency when realization is assured, which will be upon the receipt of the cash by the Company from the pool.

These matters relating to the Market Stabilization Pool were reflected in filings made by certain of the Company’s regulated subsidiaries with state and other regulatory authorities on April 1, 2005.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETNA INC.
Date: April 4, 2005	By: /s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller